UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 30, 2020
Date of Report (date of earliest event reported)

SPIRIT AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35186		38-1747023
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification Number)

2800 Executive Way	Miramar,	Florida	33025
(Address of Principal Executive)			(Zip Code)
(954) 447-7920
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	SAVE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
Revolving Credit Facility
On March 30, 2020, Spirit Airlines, Inc. (“Spirit” or "the Company"), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with the lenders party thereto and Citibank, N.A. acting as the administrative agent, and Wilmington Trust, National Association, acting as the collateral agent, for an initial commitment amount of $110 million (with an option to increase the overall commitment amount up to $350 million with the consent of any increasing lenders), subject to borrowing base availability.
The Revolving Credit Facility will mature on March 30, 2022. Borrowings under the Revolving Credit Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR, plus a margin of 2.00% per annum, or another rate (at the Company’s election) based on certain market interest rates, plus a margin of 1.00% per annum, in each case with a floor of 0%. The Company has not made any drawings under the Revolving Credit Facility as of the date of this report.
The Company may pledge the following types of assets as collateral (“Collateral”) to secure its obligations under the Revolving Credit Facility: (i) certain take-off and landing rights of the Company at LaGuardia Airport (the “Pledged Slots”), (ii) certain eligible aircraft spare parts and ground support equipment, (iii) aircraft, spare engines (the “Pledged Engines”) and flight simulators, (v) real property assets and (vi) cash and cash equivalents.
The Revolving Credit Facility provides for customary representations and warranties and affirmative and negative covenants, including, among other things, restrictions on the Company’s ability to dispose of Collateral or merge, consolidate or sell assets. The Revolving Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Revolving Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to the Company, each lender under the Revolving Credit Facility has the right to require the Company to repay any outstanding loan that it has made under the Revolving Credit Facility.
The Revolving Credit Facility requires the Company to maintain (i) so long as any loans or letters of credit are outstanding under the Revolving Credit Facility, unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Revolving Credit Facility) aggregating not less than $400 million, of which no more than $200 million may be derived from unused commitments under the Revolving Credit Facility, (ii) a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Revolving Credit Facility of not less than 1.0 to 1.0 (if the Company does not meet the minimum collateral coverage ratio, it must either provide additional collateral to secure its obligations under the Revolving Credit Facility or repay the loans under the Revolving Credit Facility by an amount necessary to maintain compliance with the collateral coverage ratio), and (iii) at any time following the date that is one month after the effective date of the Revolving Credit Facility, the Pledged Slots and a specified number of Pledged Engines in the Collateral so long as any loans or letters of credit are outstanding under the Revolving Credit Facility.
The representations, warranties and covenants contained in the Revolving Credit Facility were made only for purposes of the Revolving Credit Facility and as of the specific date (or dates) set forth therein and were solely for the benefit of the parties to the Revolving Credit Facility and are subject to certain limitations as agreed upon by the contracting parties.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2020	SPIRIT AIRLINES, INC.

By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Senior Vice President and General Counsel